Exhibit 99.1


                                      Ann Taylor
                                      NEWS RELEASE
                                      142 West 57th Street,  NEW YORK, NY 10019


           BORDER'S TAMARA HEIM JOINS ANN TAYLOR BOARD OF DIRECTORS
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New York,  New York,  February 3, 2004 - AnnTaylor  Stores  Corporation  (NYSE:
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ANN)  announced  today the  election  of Tamara  L.  Heim,  46, to the Board of


Directors.   Ms. Heim is  president  of the Borders  Stores and Borders  Online divisions of Borders Group, Inc.




Before taking on her current responsibilities in 2000, Ms. Heim held various executive positions at Borders, including Senior Vice President of Sales and


Marketing.   Prior to joining Borders in 1996, Ms. Heim spent 16 years with


Federated Department Stores.   Ms. Heim currently serves on the Board of


Directors of OshKosh B'Gosh, Inc.




AnnTaylor Chairman and CEO, J. Patrick Spainhour, said, "Tamara's extensive retail experience makes her an exciting addition to our Board of Directors.


We look forward to her contributions. "




Ann Taylor is one of the country's leading women's specialty retailers,


operating 648 stores in 43 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                     o o o

     Contact:

     Barry Erdos
     Chief Operating Officer
     (212) 541-3318